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                                                                    Exhibit 10.5



                                  CONFIDENTIAL

                         RTI INTERNATIONAL METALS, INC.

                          SUPPLEMENTAL PENSION PROGRAM


         The term "Member" as used herein means an employee of RTI International Metals, Inc., or of a subsidiary thereof (hereinafter "the Company") who is a designated participant pursuant to the RTI International Metals, Inc. Pay Philosophy And Guiding Principles Covering Officer Compensation at RTI and the Pay Philosophy And Guiding Principles Covering Executive Compensation at RMI Titanium Company (hereinafter "Pay Philosophy") as established by the respective Board of Directors and who are identified in attached Exhibit A as a participant of this Program.

         The terms "continuous service" and "surviving spouse" as used herein mean Continuous Service, and surviving spouse as determined under the Pension Plan for Eligible Salaried Employees of RMI Titanium Company (hereinafter "the Plan"). Any benefits payable with respect to an employee who has ceased to be a designated participant in the Pay Philosophies shall be based on bonuses received before such employee ceases to be an eligible participant. Such benefits shall be calculated in accordance with the provisions of the Program.

         Any member who retires or otherwise terminates employment under conditions of eligibility for an immediate pension, and not a deferred vested pension, pursuant to the provisions of the Plan, excluding any Member who retires without the consent of the Company prior to age 60 pursuant to the 30-year sole option provision, will be eligible to receive the supplemental pension provided under this Program. In no event shall the supplemental pension provided under the Program be less than the Member's accrued benefit.

         The surviving spouse of any Member who has accrued at least 15 years of continuous service and who dies (i) prior to retirement, or (ii) after retirement under conditions of eligibility for an immediate pension, other than a deferred vested pension, pursuant to the provisions of the Plan, excluding any Member who retires without the consent of the Company prior to age 60 pursuant to the 30-year sole option provisions, will be eligible to receive the supplemental surviving spouse benefit provided under this Program.




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         Average Earnings as used herein shall be equal to the total bonuses paid or credited to the Member pursuant to the Pay Philosophies or to its predecessor, the RTI International Metals, Inc. Annual Incentive Compensation Plan (or such other payments or deferrals as shall have been designated as creditable under the Program by the Board of Directors on or after January 1, 1985, with respect to the five calendar years for which total bonus payments or deferrals (or such other payments) were the highest out of the last ten consecutive calendar years immediately prior to the calendar year in which retirement or death occurs divided by sixty. Bonus payments or deferrals (or such other payments) will be considered as having been made for the calendar year in which the applicable services were performed rather than for the calendar year in which the bonus payment was actually received.

         The Average Earnings used in the determination of benefits under this Program as of retirement will be recalculated using any bonus payable for the calendar year in which retirement occurs if such bonus produces Average Earnings greater than that determined at retirement.

         With respect to a Member who is accruing continuous service for calculation of benefits under the Plan on or after August 1, 1987, the Supplemental Pension provided under this Program shall be determined by multiplying Average Earnings by a percentage which shall be equal to the sum of 1.5% for each year of continuous service. This pension shall be paid monthly for the life of the Member commencing with the first month following retirement.

         The Supplemental Surviving Spouse Benefit provided under this Program shall be equal to 50% of the Supplemental Pension (i) that would have been payable to the Member had the Member retired as of the date of death in the case of death prior to retirement, or (ii) that was being paid to the Member in the case of death after retirement. Payments shall be payable monthly for the life of the surviving spouse and shall commence with the month following the month in which the Member's death occurs.

         Except as a Member elects, prior to the earlier of retirement or death, to (1) have both the benefits payable to him and the benefits payable to his surviving spouse under this Program paid on a monthly basis, or (2) have the benefits payable to him (but not the benefits payable to his surviving spouse) paid on a monthly basis, he shall receive a lump sum distribution of both the monthly pension and monthly surviving spouse benefits payable. The lump sum distribution shall be equal to the present value of the amounts payable to the Member and the Member's spouse using (1) tables adopted by the Company based on
(a) the joint life expectancy of said individuals, or (b) the life expectancy of the Member's spouse in the event of the employee's death prior to retirement or in the event that the Member has elected to receive his monthly benefits in the form of an



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annuity but has not made the same election on behalf of his spouse with respect to surviving spouse benefits, and (2) the interest rate established under the Pension Benefit Guaranty Corporation regulations to determine the present value of immediate annuities in the event of plan termination. Any lump sum distribution shall be payable within 60 days following retirement, or death, and shall represent full and final settlement of all benefits provided hereunder.

         Benefits provided under this Program shall be paid out of general assets of the Company.

         The Vice President & Chief Financial Officer and Treasurer is responsible for administration of this Program.

         The Company may at any time, and from time to time, by action of its Board of Directors, modify or amend, in whole or in part the list of eligible participants listed on Exhibit "A," or terminate any or all of the provisions of this Program.






Revised: January 28, 2000


/supplpen.dzp